Exhibit 16.01

[letterhead of Ernst & Young LLP]

September 1, 2005

Securities and Exchange Commission

101 F Street, N.E.

Washington, D.C. 20549

Gentlemen:

We have read Item 4.01 of Form 8-K/A dated August 25, 2005, of Alliance One International, Inc., and are in agreement with the statements contained in paragraphs 2 and 3 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

5